Exhibit 4.16

PUGET SOUND POWER & LIGHT COMPANY

TO

OLD COLONY TRUST COMPANY,

OF BOSTON,

                                                                                                  TRUSTEE.

Fifty-Third Supplemental Indenture

Dated as of July 1, 1970

Relating to an issue of First Mortgage Bonds, 9 1/2% Series

Due July 1, 2000

Supplemental to Indenture dated as of June 2, 1924,

as supplemented and modified

(NOT PART OF INDENTURE)

THIS FIFTY-THIRD SUPPLEMENTAL INDENTURE, made as of the first day of July, 1970, by and between PUGET SOUND POWER & LIGHT COMPANY, a corporation duly organized and existing under and by virtue of the laws of the State of Washington (hereinafter sometimes called the “Company”), party of the first part, and OLD COLONY TRUST COMPANY, a corporation duly organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts and having its principal office in the City of Boston, in said Commonwealth (hereinafter sometimes called the “Trustee”), as Trustee under the First Mortgage (originally, and before modification thereof by certain supplemental indentures, called “First and Refunding Mortgage”) from PUGET SOUND POWER & LIGHT COMPANY, a Massachusetts corporation (hereinafter sometimes called the “Predecessor Company”), dated as of June 2, 1924 (said Mortgage being hereinafter sometimes called the “Original Mortgage”), as supplemented and modified by all indentures supplemental thereto heretofore executed and delivered, party of the second part;

WITNESSETH: THAT

WHEREAS, the Predecessor Company did by the Original Mortgage, filed for record in the offices of the Auditors of the Counties of Chelan, Clallam, Cowlitz, Douglas, Grant, Grays Harbor, Island, Jefferson, King, Kitsap, Kittitas, Lewis, Mason, Pacific, Pierce, Skagit, Snohomish, Thurston and Whatcom, all in the State of Washington, and left on file as a chattel mortgage in each of said counties, convey and pledge certain property therein described to Old Colony Trust Company, as Trustee, to be held upon the trusts expressed in the Original Mortgage to equally secure an unlimited authorized amount of mortgage bonds (therein and herein called the “Bonds”) issued or to be issued in one or more series, all as more fully provided in the Original Mortgage; and

WHEREAS, the Predecessor Company, prior to September 1, 1954, had executed and delivered to the Trustee thirty-nine supplemental indentures, supplementing and in certain respects modifying the Original Mortgage and providing for the execution, certification and delivery of Bonds of various series from time to time pursuant thereto (which Original Mortgage, as so supplemented and modified, is therein and herein sometimes called the “First Mortgage”); and

WHEREAS, the Predecessor Company executed and delivered to the Trustee a Fortieth Supplemental Indenture, dated as of September 1, 1954, which Supplemental Indenture is divided into two parts, designated as Part I and Part

II, and Part I thereof provided for the establishment and the execution, certification and delivery initially of Twenty-five Million Dollars ($25,000,000) principal amount of a series of Bonds, designated as First Mortgage Bonds, 3  1/2 % Series due 1984, and contained certain covenants, restrictions, conditions and provisions affecting, and provided for certain modifications of, the First Mortgage (the First Mortgage, as so supplemented and modified by said Part I, being sometimes in said Fortieth Supplemental Indenture and herein called the “Revised First Mortgage”) and Part II thereof provided for modifications of the Revised First Mortgage as therein set forth, which modifications became effective on October 20, 1955 (the Revised First Mortgage as so modified by Part II of the Fortieth Supplemental Indenture as heretofore, hereby, and hereafter supplemented and modified being sometimes in said Part II and herein called the “Indenture” and references herein to Sections, Articles or other provisions of the Indenture being to the revised or modified provisions thereof as set forth in Part II of the Fortieth Supplemental Indenture); and

WHEREAS, the Predecessor Company has heretofore executed and delivered to the Trustee a Forty-first Supplemental Indenture dated as of December 1, 1954, a Forty-second Supplemental Indenture dated as of July 1, 1957, a Forty-third Supplemental Indenture dated as of May 1, 1958, a Forty-fourth Supplemental Indenture dated as of November 1, 1959, and a Forty-fifth Supplemental Indenture dated as of April 1, 1960, all of which mortgaged, pledged, assigned, conveyed and transferred to the Trustee and subjected to the lien of the Indenture additional property acquired or constructed, and betterments, improvements and additions made to the mortgaged property, since the execution and delivery of the Fortieth Supplemental Indenture; and

WHEREAS, the Company has executed and delivered to the Trustee a Forty-sixth Supplemental Indenture dated as of November 10, 1960, whereby the Company has succeeded to the Predecessor Company with the same effect as if the Company had been named in the Indenture as the mortgagor company and in the Bonds and coupons as the obligor thereon or maker thereof, and the Predecessor Company merged into the Company on November 16, 1960 whereupon the Company acquired all the property, real, personal or mixed, including all rights, privileges, easements, licenses and franchises, described in the Indenture and thereby conveyed and mortgaged or intended so to be, including also all such property acquired by the Predecessor Company since the execution and delivery of the Original Mortgage, which by the terms of the Indenture is subjected or intended to be subjected to the lien thereof; and

WHEREAS, the Company has executed and delivered to the Trustee a Forty-seventh Supplemental Indenture dated as of February 1, 1961, a Forty-eighth Supplemental Indenture dated as of November 1, 1963, a Forty-ninth Supplemental Indenture dated as of May 1, 1964, a Fiftieth Supplemental Indenture dated as of January 1, 1966, a Fifty-first Supplemental Indenture dated as of June 1, 1967, and a Fifty-second Supplemental Indenture dated as of February 1, 1969, all of which mortgaged, pledged, assigned, conveyed and transferred to the Trustee and subjected to the lien of the Indenture additional property acquired or constructed, and betterments, improvements and additions made to the mortgaged property since the execution and delivery of the Fortieth Supplemental Indenture; and

WHEREAS, all Bonds of any series heretofore executed, authenticated and delivered pursuant to the Original Mortgage, as from time to time supplemented and modified, have been retired and cancelled or payment duly and irrevocably provided for, except the Twenty-five Million Dollars ($25,000,000) principal amount of First Mortgage Bonds, 3 1/2 % Series due 1984, the Thirty Million Dollars ($30,000,000) principal amount of First Mortgage Bonds, 4 1/8 % Series due 1988, the Fifteen Million Dollars ($15,000,000) principal amount of First Mortgage Bonds, 4 5/8; Series due 1991, the Forty Million Dollars ($40,000,000) principal amount of First Mortgage Bonds, 4 5/8 % Series due 1993, the Fifteen Million Dollars ($15,000,000) principal amount of First Mortgage Bonds, 4 3/4 % Series due 1994, the Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 5 1/4 % Series due 1996, the Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 6 5/8% Series due 1997 and the Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 7 1/2 % Series due 1999, which Bonds are now outstanding and constitute the only Bonds of the Company outstanding under the Indenture; and

WHEREAS, the Board of Directors of the Company has established a new series of Bonds to be designated First Mortgage Bonds, 91/2% Series due 2000 (hereinafter sometimes called “Bonds of the 2000 Series”), and has authorized an initial issue of Thirty Million Dollars ($30,000,000) principal amount thereof, and the Company has complied or will comply with all provisions required to issue additional Bonds provided for in the Indenture; and

WHEREAS, the Company desires to execute and deliver this Fifty-third Supplemental Indenture, in accordance with the provisions of the Indenture, for the purposes of (a) further assuring, conveying, mortgaging and assigning unto the Trustee certain additional property acquired by the Company, (b) providing for the creation of a new series of Bonds, designating the series to be created and specifying the form and provisions of the Bonds of such series, and (c) adding to the Indenture other covenants and agreements to be hereafter observed by the Company; and

WHEREAS, all things necessary have been done to authorize the execution, delivery and recording of these presents validly to secure the payment of the principal of, and the premium, if any, and interest on, the initial issue of Thirty Million Dollars ($30,000,000) principal amount of Bonds of the 2000 Series, and to make such Bonds, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid and binding legal obligations of the Company, and to constitute the Indenture a valid and binding mortgage for the security of all of the Bonds in accordance with its and their terms;

NOW, THEREFORE, this Fifty-third Supplemental Indenture

WITNESSETH, that, pursuant to and in execution of the powers, authorities and obligations conferred, imposed and reserved in the Indenture, and pursuant to and in execution of every other power, authority and obligation thereto appertaining and/or enabling, in order to secure the payment of the principal of, and the premium, if any, and interest on, the Bonds issued and to be issued under the Indenture, and secured thereby and hereby at any time outstanding according to their tenor and effect, and the performance of all the covenants and conditions therein and herein and in said Bonds contained, and for the purpose of confirming the lien of the Indenture, said Puget Sound Power & Light Company, organized and existing under the laws of the State of Washington, in consideration of the premises and of One Dollar ($1.00) and other good and valuable consideration to it duly paid by the Trustee, at or before the execution and delivery of these presents, the receipt whereof is hereby acknowledged, has granted, bargained, sold, conveyed, transferred, assigned, remised, released, mortgaged, set over and confirmed and by these presents does grant, bargain, sell, convey, transfer, assign, remise, release, mortgage, set over and confirm unto Old Colony Trust Company, as Trustee, and to its successor or successors in the trust created by the Indenture, and to said Trustee and its assigns forever, for the uses and purposes created by the Indenture, all property, real, personal or mixed, including all rights, privileges, easements, licenses and franchises, described in the Indenture and thereby conveyed and mortgaged or intended so to be, including also all such property acquired by the Company since the execution and delivery of the Original Mortgage, which by the terms of the Indenture, is subjected or intended to be subjected to the lien thereof, and including also all such property as the Company may hereafter acquire which by the terms of the Indenture is subjected or intended to be subjected to the lien thereof, excepting from the foregoing, however, all property included within the foregoing general description, whether now owned or hereafter acquired, which by the provisions of the Indenture is excepted or to be excepted from the conveyance and lien of the Indenture, or which has heretofore been released from the lien of the Indenture or otherwise disposed of by the Company free from the lien of the Indenture in accordance with the provisions thereof:

INCLUDING NEVERTHELESS in the property hereby conveyed and Confirmed to the Trustee (without limiting the generality of the foregoing general description of such property and without prejudice to the conveyance and confirmance of all such property by such general description) the following:

All property, real, personal or mixed, together with all buildings or improvements thereon and the appurtenances thereto, located in the State of Washington and described below or conveyed to the Company by the deeds listed on the list of properties and deeds below, to which deeds and the records thereof in the County Auditor’s office of the respective counties in the State of Washington below stated (in all cases where said deeds and/or records are below specified) reference is hereby made for a more particular description of the property hereby conveyed and confirmed to the Trustee and its respective successor or successors and assigns as aforeaid, to wit:

LIST OF REAL ESTATE ACQUIRED BY PUGET SOUND POWER & LIGHT

COMPANY TO DATE, AND NOT HERETOFORE SPECIFICALLY

DESCRIBED IN ANY PRIOR SUPPLEMENTAL MORTGAGE

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page.
			KING COUNTY

35	26N*	6E*	The northwest quarter of the southwest quarter; and the southwest quarter of the southwest quarter; and the southwest quarter of the north- west quarter and the south half of the southeast quarter of the northwest quarter of section 35, township 26 north, range 6 east, W. M., in King County, Washington.	Richard N. Franck and John N. Powell, whose true name is John H. Powell, and their wives Nancy Franck and Mary Jane Powell, March 9, 1967	319	193

22	21N	4E	That portion of Government Lot One (1) and the southwest quarter of northwest quarter (SW1/4 of NWT) of section twenty-two (22), township twenty-one (21) north, range four (4) east of Willamette Meridian, in King County, Washington, described as follows:	Weyerhaeuser Company, a Washington corporation, December 30, 1969	253	350

			Beginning at a point on the east margin of existing 32nd Avenue South, said point being 40 feet east of the northwest corner of said SW1/4 of NW1/4 and being on the northerly line of said SW1/4 of NW1/4 ; thence south 01° 13’ 11” west along the east margin of existing 32nd Avenue South a distance of 783.85 feet to the northwesterly margin of existing Primary State Highway No. 2; thence north 62° 01’ 45” east along said northwesterly margin a distance of 41131 feet; thence north 52° 48’ 00” east along said northwesterly margin a distance of 768.95 feet; thence north 39° 29’ 26” west a distance of 226.84 feet; thence north 88° 46’ 49” west a distance of 817.08 feet to the east margin of existing 32nd Avenue South; thence south 01° 13’ 11” west along the east margin of existing 32nd Avenue South a distance of 68.50 feet to the point of beginning.

*	All numbers in the columns of the following tabulation under designation “Twp” indicate townships north of the Willamette Base Line, and the letters “E” and “W” in the column under the designation “Range” indicate ranges east or west, as the case may be, of the Willamette Meridian.

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page

EXCEPTING THEREFROM any portion thereof lying westerly or southerly of the following described line:

Beginning at a point on the north boundry of said tract which is 60 feet easterly of the center line of 32nd Avenue South, as shown on the State Highway Map SR 18, Jct. SR 5 to South 344th Street interchange, sheet 3 of 7 sheets; thence southerly, parallel to said center line to a point opposite center line Station 30+00; thence southerly, in a straight line, to a point 120 feet easterly of, when measured perpendicularly to said center line, Station 25+00; thence southeasterly, in a straight line, to a point 290 feet northwesterly of, when measured perpendicularly to the center line of SR 18, as shown on said State Highway Map, Station L 74+00; thence easterly, in a straight line, to a point 210 feet northwesterly of, when measured perpendicularly to said center line of SR 18, Station L 76+00; thence parallel to said center line of SR 18 a distance of 400 feet to a point opposite Station L 80+00; thence northeasterly, in a straight line, to a point 230 feet northwesterly of, when measured perpendicularly to said center line of SR 18, Station L 85+00.

35	24N	6E	South half of the south half of the southwest quarter of the northwest quarter and the north half of the northwest quarter of the southwest quarter of section 35, township 24 north, range 6 east, W.M., in King County, Washington.	Lono, Incorporated, a Washington corporation and Glenn J. Nordlie and Bettie M. Nordlie, his wife. January 12, 1970	261	378

26	22N	5E	That portion of the south 400 feet of the north 1063.40 feet of the east half of the east half of government 1 in section 26 township 22 north, range 5 east W.M. in King County, Washington, lying westerly of westerly margin of Soos Creek-Berrydale Extension Road as conveyed to King County by Deed recorded under Auditor’s File No. 6236704.	Calvin D. Wilson and Betty J. Wilson, his wife. June 23, 1969	106	390

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
35	24N	6E	The north three-fourths of the southwest quarter of the northwest quarter of section 35, township 24 north, range 6 east, W.M., in King County, Washington.	Glenn J. Nordlie and Bettie M. Nordlie, his wife. January 9, 1970	261	380

4	24N	6E	The north 200 feet of the east 230 feet of the northeast quarter of the northeast quarter of section 4, township 24 north, range 6 east, W. M., in King County, Washington; EXCEPT the east 30 feet conveyed to King County for road, under Auditor’s File No. 5522157.	CMA Corporation, General Partner of Cougar Mountain Associates a limited partner-ship. November 24, 1969	240	436

27	24N	5E

That portion of the north half of the north half of the southwest quarter of section 27, town- ship 24 north, range 5 east, W.M., in King County, Washington, described as follows:

Beginning at the northwest corner of said subdivision, thence south
00°11’02” west 660.27 feet to the southwest corner of said subdivision, thence south 88°22’20” east along the south line of said subdivision 594.74 feet to a point on the easterly margin of Renton-Newcastle Road No. 1019 and the true point of beginning; thence continuing south 88°22’20” east 210.16 feet; thence north 06°03’02” east 200.00 feet; thence north 88°22’20” west 200.00 feet to the easterly margin of said road No. 1019; thence south 06°03’02” west along said easterly margin 70.07 feet to a point of curvature; thence along a curve to the right having a radius of 848.51 feet, an arc distance of 131.24 feet to the true point of beginning.

				Palmer Coking Coal Company, Inc., a Washington corporation. June 19, 1968	5107	28

6	26N	5E	The east 165 feet of the west 3 acres of the south half of the southeast quarter of the southeast quarter of the northeast quarter of section 6 township 26 north, range 5 east, W.M. in King County, Washington, EXCEPT south 20 feet thereof.	Riela L. Schwalm, widow, as her separate estates. December 4, 1969	237	661

34	22N	4E	The south half of the west half of the southwest quarter of the southwest quarter of the north- east quarter of section 34, township 22 north, range 4 east, W. M., in King County, Washington; EXCEPT the south 30 feet and the west 30 feet for road; and EXCEPT the north 10 feet; and EXCEPT that portion described as follows:	Robert J. Schmidt and Mary Ann Schmidt, his wife. September 30, 1969	179	122

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
			Beginning at a point 30 feet north and 30 feet east of the southwest corner of said subdivision; thence north 0°37’30” east along the easterly margin of 42nd Avenue South, a distance of 100 feet; thence parallel to the south line of said southwest quarter of the northeast quarter, north 89°52’32” east 200 feet; thence north 0°37’30” east 100 feet; thence north 89°52’32” east 100 feet, more or less, to the east line of the west half of the southwest quarter of the southwest quarter of the northeast quarter of said section 34; thence along said east line, south 0°40’17” west 200 feet to the northerly margin of the C. H. Schuman Road “now South 280th Street” as conveyed to King County by instrument recorded May 19, 1932 under Auditor’s File No. 2722083; thence along said northerly margin, south 89°52’32” west 300 feet, more or less, to the point of beginning. “Also known as a portion of Tract 29 of Star Lake Five Acre Tracts, according to the unrecorded plat thereof.”

14	24N	5E	Lot 5 of Martindale Addition, replat of Tracts 2-7, as per plat recorded in Volume 66 of Plats, pages 91-92, records of King County.	Dick Anderson, as his separate estate. July 30, 1969.	123	447

35	25N	SE	Lot 35, block 1, Hill-Aire Addition, according to the plat recorded in volume 43 of ,plats, page 34, in King County, Washington.	Madeline Schmidt, as her separate estate. August 27, 1969.	144	127

3	24N	5E	The south 180 feet of that portion of Tract “D” Upper & Renick’s Belt-Line Addition to Seattle, according to the plat recorded in volume 7 of plats, page 94, in King County, Washington, lying westerly of County Road known as Newcastle Road, except the north 20 feet thereof and except the west 115 feet thereof.	Roy 0. Nesbitt and Inez P. Nesbitt, his wife. January 9, 1970.	261	348

23	21N	4E	Lot 24, block 100, Jovita Heights, according to the plat recorded in volume 20 of plats, page 12, in King County, Washington.	James E. Work and Marion I. Work his wife and Albert P. Terrana and Ruth M. Terrana, his wife. October 31, 1969.	218	107

23	21N	4E	Lot 7, block 100, Jovita Heights, according to the plat recorded in volume 20 of plats, page 12, in King County, Washington.	Opal J. Staves, who acquired title as Opal J. Stoner, as her separate estate. October 16, 1969.	218	111

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
23	21N	4E	Lots 4, 5, 6, 25, 26 and 27, block 100 Jovita Heights, according to the plat recorded in volume 20 of plats, page 12, in King County, Washington.	James E. Work and Marion I. Work, his wife and Albert P. Terrana and Ruth M. Terrana, his wife. October 31, 1969.	218	109

33	22N	5E	The south half of the southeast quarter of the northeast quarter of the northwest quarter of section 33, township 22 north, range 5 east W.M., in King County, Washington EXCEPT the east 20 feet for county road and EXCEPT the north 2/5ths thereof.	Joseph H. Reuter, as his separate estate. May 14, 1969.	74	525

16	26N	SE	The west 280 feet of the north half of the south- east quarter of the southeast quarter of the southeast quarter of section 16, township 26 north, range 5 east, W.M., in King County, Washington.	Joseph F. Foulkes and Rae P. Foulkes, his wife. April 29, 1969.	27	1

4	21N	4E

That portion of the southeast quarter of the southeast quarter of section 4, township 21 north, range 4 east, W. M., in King County, Washington, described as follows:

Beginning at the southeast corner of said section 4 running thence north along the east line thereof 30 feet to the true point of beginning; thence north along the east line of said section 4, 170 feet thence west parallel to the south boundary of said section to a point of intersection with the east line of Primary State Highway No. 1; thence south along the east line of said State Highway to a point of intersection with the north line of South 304th Street; thence east along the north line of South 304th Street to the point of beginning; EXCEPT the east 200 feet thereof.

				LaVerne C. Warner and Delores M. Warner, his wife. February 20, 1969.	5208	341

13	21N	4E	That portion of the northeast quarter of the northwest quarter of section 13, township 21 north, range 4 east, W. M., in King County, Washington, described as follows:	Lowell L. Hill and Jean L. Hill, formerly Jean L. Mundell, husband and wife. December 17, 1968.	5182	313

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
			Beginning at the northwest corner of Lot 1, block “C”, Lunn’s Garden Tracts to Auburn, according to plat recorded in volume 10 of plats, page 33, and running thence north on a line parallel with the east line of the subdivision, a distance of 150 feet to the true point of beginning; thence continuing north along said parallel line, a distance of 300 feet; thence east parallel with the south line of the subdivision to the west line of the Puget Sound Power & Light Company right-of-way; thence south along said west line 300 feet; thence west parallel with the south line of the subdivision to the true point of beginning.

29	24N	6E	That portion of the east 330 feet of the south 1/2 of the northwest IA of the northeast IA of section 29, township 24 north, range 6 east, W. M., in King County, Washington, lying southerly of Newport-Issaquah Road as deeded to King County under Auditor’s File No. 2676689; together with that portion of vacated Issaquah-Newport Road which would revert thereto by law.	Pickering Brothers Investment Company. a Washington corporation. November 18, 1968.	5172	213

2	23N	5E

Parcel A: That portion of the southeast quarter of the southeast quarter of section 2, township 23 north, range 5 east, W. M., in King County, Washington, described as follows:

Beginning at the most southerly corner of that tract of land conveyed from May Valley Land Company to Ernest I. Holder and Loyce V. Holder, his wife, by deed recorded in volume 2464 of deeds, page 381, and bearing auditor’s file No. 3562107, records of King County, and running thence along the boundary of said Holder Tract north 35°57’ west 367.33 -feet; thence north 54°03’ east 60.47 feet; thence north 26°33’39” east 296 feet, more or less, to the thread of May Creek; thence south 25°39’10” east, along the thread of said May Creek, 378 feet, more or less, to a point on the southeasterly line of said Holder Tract; thence south 26°33’39” west, along said southeasterly line, to the point of beginning; Also

				Robert E. Petrin and Carol Ann Petrin, his wife and Raymond F. Rosa and Ada A. Rosa, his wife. May 2, 1969.	24	130

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page

Parcel B:

That portion of the south half of the southeast quarter of section 2, township 23 north, range 5 east, W. M., in King County, Washington, and of vacated tracts 2 and 3 of Beck’s Ten Acre Tracts, according to the plat recorded in volume 9 of plats, page 14, in King County, Washington, described as follows: Beginning at the most southerly corner of lot 27 in block “C” of May Valley Division No. 2, according to the plat recorded in volume 38 of plats, page 47, in King County, Washington, and running thence south 60°24’30” east along the northeasterly margin of State Road No. 2, a distance of 60 feet “which point is referred to below as point A”; thence northerly along the arc of a curve to the left having a radius of 150 feet, and parallel to the easterly line of said lot 27, a distance of 164.85 feet; thence north 33°22’30” west 59.35 feet to an intersection with the south line of said section 2; thence continuing north 33°22’30” west 130 feet; thence north 54°03’ east 142.50 feet to the true point of beginning ‘of the tract herein described; thence continuing north 54°03’ east 184.23 feet; thence south 35°57’ east to an intersection with the west line of Coalfield Addition, according to the plat recorded in volume 20 of plats, page 88, in King County, Washington; thence south, along said west line, to the northeasterly margin of said State Road No. 2; thence north 60°24’30” west, along said northeasterly margin, to said point A; thence northerly, in a straight line, to the true point of beginning.

14	24N	5E	Lot 8, Martindale Addition #2, as recorded in Volume 45 of plats, page 43, records of King County, Washington; in the northeast V4 of section 14, township 24 north, range 5 east, W. M.	George A. Wyrsch and Mildred Wyrsch, his wife; Carlton V. Weller and. Florence Weller, his wife; and Agnes E. Langton, a single woman. May 31, 1969.	62	329

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
			KING COUNTY

1	21N	4E

Lot 2 in Block 1 of Christopher Garden Tracts, as per plat recorded in Volume 23 of plats, on page 6, King County- records; EXCEPT the south 420 feet, and EXCEPT the north 450 feet of the west 149.18 feet thereof; and Except the north 455 feet of said Lot 2 lying east of the last described parcel.

SUBJECT TO an easement affecting a portion of said premises for water pipe as disclosed by instrument recorded September 26, 1956, under Auditor’s File No. 4733680; SUBJECT TO an easement affecting the south 16 feet of said premises and other lands for road purposes by instrument recorded October 4, 1957, under Auditor’s File No. 4839215;

SUBJECT TO an easement affecting the south 100 feet of said premises for right of ingress and egress to install and maintain a water pipe line or lines and for use of said well and water line by instrument recorded July 31, 1963, under Auditor’s File No. 5617374.

				Gaylord L. Wright and L. Velma Wright, his wife. March 17, 1969.	5214	402

3	25N	5E	The north 150 feet of the northwest quarter of the southwest quarter of section 3, township 25 north, range 5 east; W. M., EXCEPT the west 30 feet thereof for county road; Also, that portion of the north 1/2 of the southwest V4 of said section 3, described as follows: Beginning at the northwest corner of the northeast V4 of the southwest 1/4 of said section 3; thence N 87°48’24” W along the north line thereof 13.63 feet to the westerly margin of Puget Sound Power & Light Company’s Beverly-Renton transmission line easement right-of-way granted under Auditor’s File No. 2519988; thence S 01°13’29” E along said westerly margin 1,312.57 feet to the south line of said north half; thence S 88°24’21” E along said south line 100.12 feet to the easterly margin of said easement; thence • continuing S 88°24’21” E. 50.06 feet; thence N 01°13’29” W, 761.00 feet to a point which is S 01°13’29” E 550.00 feet distant from the north line of said north 1/2; thence N 20°23’58” E 577.95 feet to a point on the north line of said north 1/2, said point being S 87°48’24” E 350.00 feet from the point of beginning; thence N 87°48’24” W 350.00 feet to the point of beginning.	Albert H. Lindjord and Ola Lindjord, his wife. September 18, 1969.	168	153

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
3	25N	5E	West 105 feet of the north 324.80 feet of the northwest quarter of the southwest quarter of southeast quarter of section 3 township 25 north, range 5 east, W. M., in King County, Washington.	Richard W. Nyman and Petra L. Nyman, his wife. December 11, 1968.	5182	620

17	23N	5E	That portion of government lot 10 of section 17, township 23 north, range 5 east, W. M., in King County, Washington, and of government lot 1 of section 20, township 23 north, range 5 east, W. M., in King County, Washington, described as follows: Beginning on the north line of said government lot 1 at a point 528.00 feet west of the northeast corner of said government lot 1; thence north 53.00 feet; thence west parallel with the south line of said •government lot 10, a distance of 232.46 feet more or less, to the east line of a tract of land deeded to Puget Sound Traction, Light and Power Company by deed recorded under auditor’s file No. 817107, which line is parallel with and 445.30 feet east of, the west line of said sections 17 and 20; thence south along said east line 313 feet more or less, to the north line of a tract of land deeded to Renton Co-operative Coal Company by deed recorded December 26, 1900 under auditor’s file No. 200930; thence easterly along said north line to the west line of the east 528.00 feet of said Government lot 1; thence north along said west line 260 feet more or less, to the point of beginning.	Archie Meade and Olga Louise Meade, his wife. April 3, 1969.	16	89

14	25N	5E	The west 165 feet of the south 2 acres of the east half of the southwest quarter of the south- east quarter of the southeast quarter of section 14, township 25 north, range 5 east, W. M. in King County, Washington, except the south 30 feet thereof conveyed to King County, by deed recorded under auditor’s file No. 2442478.	Darrell L. Nelson and Ann L. Nelson, his wife. April 1, 1969.	5220	253

24	22N	5E	The north 100 feet of the west 1056 feet of the northwest quarter of the southeast quarter of section 24, township 22 north, range 5 east, W.M., in King County Washington. Reserving unto the grantor an easement for ingress and egress over the west 30 feet thereof.	Lester R. Carlson and Inez Carlson, his wife. November 14, 1969.	215	581

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
24	22N	5E	The north 50 feet in width of the following described tract of land: That portion of the southeast quarter of section 24, township 22 north, range 5 east, W.M., in King County, Washington, described as follows: Beginning at the east quarter corner of said section 24; thence south 87°28’39” west 1057.02 feet to the true point of beginning; thence continuing south 87°28’39” west 528.51 feet; thence southerly parallel to the easterly line of said section 24, a distance of 774.15 feet; thence easterly 528.5 feet, more or less, to a point on the west line of the east 1056 feet of said southeast quarter of section 24, distant north 575 feet, measured along said west line, from the north line of the south 1365.2 feet of said southeast quarter; thence northerly parallel with the easterly line of said section 24, a distance of 785.16 feet to the point of beginning.	Dale R. Young and Eugena Lillian Young, his wife. October 17, 1969.	210	354

24	22N	5E	East 1056 feet of the north 139.78 feet of the northeast quarter of the southeast quarter of section 24, township 22 north, range 5 east, W.M., in King County, Washington; EXCEPT the east 30 feet thereof conveyed to King County for road by deed recorded under auditor’s file No. 864958.	Edward T. Lontz and Shirley J. Lantz, his wife. April 7, 1969	29	289

23	22N	5E	The south 100 feet of the north 595 feet of the northeast quarter of the southwest quarter of section 23, township 22 north, range 5 east, W.M., in King County, Washington; EXCEPT the east 30 feet, as conveyed to the County of King for roadway.	Isaac Seppala and Mary K. Seppala, his wife. December 27, 1968	5185	427

24	22N	5E	The north 100 feet of the north half of the southwest quarter of section 24, township 22 north, range 5 east, W.M., in King County, Washington, EXCEPT the west 30 feet thereof deeded to King County for road by deed recorded under auditor’s file No. 4481549. Also: the west 230 feet of the south 200 feet of the north 300 feet of the north half of the southwest quarter of section 24, township 22 north, range 5 east, W.M., in King County, Washington; EXCEPT the west 30 feet thereof deeded to King County for road by deed recorded under auditor’s file No. 4481549.	Leonard Mattson, a/k/a Leonard M. Mattson, an undivided one-half interest, as his separate estate, and Leonard Mattson, Ida Parker, Mary Seppala, and Feena Busch, a/k/a Feena M. Busch, each an equal interest as his separate estate, as to the remainder. December 27, 1968.	5185	428

Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
PIERCE COUNTY

9	19N	5E	The west 150 feet of that portion of the north- east quarter of the southeast quarter of the northeast quarter of section 9, township 19 north, range 5 east of the W.M., lying north of the following described parcel of land, being 25 feet in width on each side of the following described center line, to wit: Beginning at a point on the east line of said section 9, 857.4 feet north of the southeast corner of the northeast quarter of said Section; thence north 69°19’ west 382.1 feet; thence on a curve to the left having a radius of 573.7 feet for a distance of 267.2 feet and thence south 83°58’ west 732.8 feet, more or less, to the west line of the southeast quarter of the northeast quarter of said section at a point 891 feet north of the southwest corner of said quarter section. EXCEPT Bisson Scannel County road.	Dale W. Putnam, as his separate estate. December 12, 1969.	Auditor’s File No. 2325276 (microfilm)

11	19N	4E	The east 200 feet of the west 460 feet of the north 180 feet of the north V2 of the north- west 1/4 of the northwest 1A of the northeast 1/4 of section 11, township 19 north, range 4 east of the W.M.; EXCEPT the north 30 feet for 112th Street East.	Kenneth T. Sowell and Diane M. Sowell, his wife. July 29, 1969.	Auditor’s File No. 2306279 (microfilm)

15	19N	4E	The east 150 feet of the south 230 feet of the east half of the east half of the southeast quarter of the southwest quarter of section 15, township 19 north, range 4 east of the W.M., EXCEPT Hemlock Road.	S. Gayton Blessing and Margaret P. Blessing, husband and wife. December 11, 1968.	1506	452

9	19N	5E	The south 230 feet of the west 150 feet of the east 358.7 feet of the east half of the northeast quarter of the northeast quarter of section 9, township 19 north, range 5 east of the W.M., EXCEPT the south 30 feet thereof for Bisson-Scannel Road.	Benjamin Volk and Mary C. Volk, his wife. December 17, 1968.	Auditor’s File No. 2276690 (microfilm)

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
			KITTIAS COUNTY

15	22N	11E	That portion of section 15, township 22 north, range 11 east of W.M., described as follows: Beginning at the south quarter corner of said section 15; thence N. 0°42’07” E. 1981.76 feet to the true point of beginning, said point being the southeast corner of the northeast quarter of the northeast quarter of the southwest quartet of said section 15; thence continuing N. 0° 42’07” E. 191.29 feet; thence N. 89°05’17” W. 157.03 feet to a point on the east line of the Chicago, Milwaukee, St. Paul and Pacific Railroad right of way; thence southerly and westerly along said east line to a point which bears N. 89°27’33” W. 258.61 feet from true point of beginning; thence S. 89°27’33” E. 258.61 feet to true point of beginning.	William A. Santee, as his separate property. October 18, 1968	131	121

			WHATCOM COUNTY

10	40N	4E	A tract of land in section 10, township 40 north range 4 east, W.M., described as follows: Beginning at a point on the east line of Road No. 508; 181.7 feet north and 30 feet east of the southwest corner of said section 10; thence east 100 feet; thence south 91.37 feet to the northwesterly right-of-way line of the Northern Pacific Railway; thence north 59°37’00” east along the said northwesterly line of right-of-way, 115.92 feet; thence north 132.74 feet; thence west 200 feet to the east right-of-way line of Road No. 508; thence south along said right-of-way line 100 feet to the point of beginning, situate in Whatcom County, Washington.	Martin Sterk and Beverly Sterk, husband and wife, John M. Sterk and Bessie Sterk, husband and wife, Gerrit Sterk and Anna Mae Sterk, husband and wife. September 12, 1969	105	175

			SKAGIT COUNTY

20	35N	5E	The southwest V4 of the southwest V4 of section 20, township 35 north, range 5 east W.M., EXCEPT a strip of land 40 feet in width over the northerly portion thereof, as conveyed to Skagit County for road purposes, by deed dated January 2, 1906, recorded July 3, 1906 in Volume 63 of Deeds, page 345, records of Skagit County.	Clinton Holm, executor of the estate of Ethel Harris, deceased. August 12, 1969	35	10

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
			ISLAND COUNTY

1	33N	1E	The east 192 feet of the west 400 feet of the north 208 feet of the northwest quarter of the southwest quarter of section 1, township 33 north, range 1 east, W.M., exclusive of roads.	Lester Severide and Merrilda Severide, husband and wife. November 10, 1969	205	367

31	33N	2E	That portion of Government Lots Twelve (12) and Thirteen (13), section thirty-one (31), township thirty-three (33) north, range two (2), east of the Williamette Meridian, described as follows: Beginning at the intersection of the centerline of the county road known as the Crescent Harbor Road and the west line of the east 550 feet of said Government Lots Twelve (12) and Thirteen (13), said point being north 89°48’39” west 898.65 feet from the concrete monument marking the northeast corner of the James Mounts Donation Land Claim; thence north 89°48’39” west 265.79 feet along said centerline; thence north 0°09’48” west 195.00 feet; thence south 89°48’39” east 266.43 feet to the west line of the east 550 feet of said Government Lots Twelve (12) and Thirteen (13); thence south 0°01’31” west 195.00 feet along said west line to the point of beginning. EXCEPT that certain tract conveyed to Puget Sound Power & Light Company by instrument recorded under Auditor’s File No. 120310 and EXCEPT that portion of the above-described tract lying within the Crescent Harbor Road.	Neil H. Koetje and Hazel A. Koetje, husband and wife, Edward L. Koetje and Arlene Koetje, husband and wife, George R. Koetje and Karel Ann Koetje, husband and wife, a co-partnership doing business as Neil H. Koetje and Sons. March 6, 1969	192	639

			THURSTON COUNTY

23	18N	2W	Lots 1 and 2 in block 2 of Stevens Addition to Olympia as recorded in Volume 5 of Plats, page 51; EXCEPTING therefrom right of way of Oregon-Washington Railroad & Navigation Company	William N. Fleetwood, a single man. June 28, 1969.	483	70

22	18N	2W	Lot 22 in block 6 of Capital View Addition to Olympia as recorded in Volume 8 of Plats, page 16	Fred L. Aust and Vera L. Aust, his wife. September 24, 1969.	489	561

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
23	18N	2W	That part of Lots 7 and 12 in Block 5 of Stevens Addition to Olympia as recorded in Volume 5 of Plats, page 51, lying westerly of right-of-way of Oregon-Washington Railroad & Navigation Company. In the City of Olympia, Thurston County, Washington.	Sue Otis Cedergreen, formerly Sue Gifford Otis, Leota Kisor Otis and Virgil Bruce Otis, each as his separate estate, an undivided one-third interest each. March 21, 1969.	473	346

23	18N	2W	The following portions of Stevens Addition to Olympia as recorded in Volume 5 of Plats, page 51, EXCEPTING therefrom right-of-way of Oregon-Washington Railroad & Navigation Company; Lots 3 to 16 inclusive in Block 2; Lots 8, 9, 10, and 11 in Block 5; and all lots in Block 4, Block 9 and Block 10.	Joe C. Fernandes, as his separate estate. March 10, 1969.	471	596

19	18N	1E

That part of the west half of the northwest quarter of section 19, township 18 north, range 1 east of the W.M., lying northeasterly of Secondary State Highway No. 5-1. EXCEPTING therefrom that part lying in tract described as beginning at a point on the west line of said subdivision, 418 feet S 1°05’08” W of the intersection of the southerly line of said highway with said west line and running thence S 88°54’52” E 418 feet, N 1°05’08” E 418 feet, N 88°54’52” W 209 feet, N 1°05’08” E 418 feet, N 88°54’52” W 209 feet, and S 1°05’08” W along said west line 836 feet to the point of beginning of this exception.

ALSO EXCEPTING therefrom that part lying in tract described as beginning at the northeast corner of said west one half of the northwest quarter and running thence S 1°13’08” W along the east line thereof 897.00 feet; thence N 88°43’18” W 500.00 feet; thence N 44°05’59” W 778.73 feet; thence N 1°13’08” E 350.00 feet to the north line of said west one half; thence S 88°43’18” E along said north line 1053.70 feet to the point of beginning.

				Ranger E. Travis and Dolores Travis, husband and wife. December 30, 1969.	497	53

					Deed Records
Sec.	Twp.	Range	Description	Deed From	Vol.	Page
23	18N	2W

That part of the Levi H. Offut Donation Claim No. 56 in township 18 north, range 2 west, W.M., described as follows: Beginning at a point 772.2 feet north and 771 feet east of the southeast corner of the Edmund Sylvester Donation Claim No. 47, said township and range; thence east 20 feet; thence south 12 feet; thence east 100 feet; thence south 228 feet to the north 1ine of 16th Avenue; thence west along said north 1ine 120 feet; thence north 240 feet to point of beginning;

EXCEPT, tract conveyed to State of Washington for highway purposes by deed dated June 1, 1956 and recorded under File No. 562862; AND EXCEPT, 60-foot right of way of Oregon-Washington Railroad & Navigation Company.

				Edward N. Deschamps and Mildred R. Deschamps, his wife. September 30, 1969.	490	560

23	18N	2W	A strip of land 50 feet in width adjoining the westerly line of the right of way of Oregon- Washington Railroad & Navigation Company lying in that part of Offutt Donation Claim No. 56 in township 18 north, range 2 west of the W.M., described as follows: Beginning at a point on the north line of Eighteenth Avenue in the City of Olympia, 310 feet east of the southeast corner of Sylvester Donation Claim No. 47, said township and range; running thence north 100 feet; thence east 30 feet; thence north 128 feet; thence west 100 feet; thence north 29.4 feet; thence east 651 feet; thence south 257.4 feet to said north line of Eighteenth Avenue; thence west along said north line 581 feet, more or less, to the point of beginning.	J. 0. Frisch, in his separate interest. December 2, 1969.	495	401

To Have and to Hold all and singular the said property, rights, privileges, easements, licenses and franchises and also all other property and interest of any kind and of every nature that, by virtue of any provision hereof or – of the Indenture or otherwise, has or shall hereafter become subject to the Indenture, to the Trustee, its successor or successors and assigns, forever;

BUT IN TRUST NEVERTHELESS, for the equal and proportionate benefit and security (except as otherwise expressly provided) of all present and future holders of the Bonds and interest obligations issued and to be issued under and secured by the Indenture, and to secure the payment of such Bonds and the interest thereon, in accordance with the provisions of said Bonds and of the Indenture, without priority or distinction as to lien or otherwise of any Bonds over any other Bonds so that, except as otherwise expressly provided, the principal of, and the premium, if any, and interest on, every such Bond shall be equally and proportionately secured by the Indenture, as if all said Bonds had been issued, sold and delivered for value simultaneously with the execution of the Original Mortgage, and to secure the performance of and compliance with the covenants and conditions of the Indenture, pursuant to and under and subject to the provisions and conditions and for the uses hereinafter and in the Indenture set forth; it being hereby agreed as follows, to wit:

ARTICLE ONE

BONDS OF THE 2000 SERIES AND CERTAIN PROVISIONS

RELATING THERETO.

SECTION 1.01. A. Terms of Bonds of the 2000 Series. There shall be hereby established a series of Bonds, known as and entitled “First Mortgage Bonds, 9 1/2 % Series due 2000” (herein referred to as the “Bonds of the 2000 Series”). The aggregate principal amount of the Bonds of the 2000 Series shall not be limited, except as provided in Section 3.01 and in Article Five of the Indenture, and hereafter as may be provided in any indenture supplemental thereto.

The definitive Bonds of the 2000 Series shall be issued only as registered Bonds without coupons of the denomination of $1,000 or any multiple thereof, numbered R1 upwards.

July 1, 1970 shall be the date of the commencement of the first interest period for Bonds of the 2000 Series. All Bonds of the 2000 Series shall mature July 1, 2000, and shall bear interest at the rate of 9 1/2 % per annum until the payment of the principal thereof, such interest to be payable semiannually on January 1 and July 1 in each year commencing January 1, 1971. The principal of, and the premium, if any, and interest on, the Bonds of the

2000 Series will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. Principal of and premium, if any, on Bonds of the 2000 Series will be payable at the principal corporate trust office in the City of Boston, Massachusetts, of the Trustee, except that, in case of the redemption as a whole at any time of Bonds of the 2000 Series then outstanding, the Company may designate in the redemption notice other offices or agencies, at which, at the option of the holders, Bonds of the 2000 Series may be surrendered for redemption and payment. Except as herein-before provided, interest on Bonds of the 2000 Series shall be payable at the principal corporate trust office in the City of Boston, Massachusetts, of the Trustee, in each case to the holder of record on the record date as herein-below defined. Interest on the Bonds of the 2000 Series may be paid by checks to the order of the persons entitled thereto, mailed to their addresses as they appear on the registry books of the Company.

The definitive Bonds of the 2000 Series may be issued in the form of Bonds engraved, printed or lithographed on steel engraved borders.

Notwithstanding any provision in the Indenture to the contrary, each Bond of the 2000 Series shall be dated the date of the authentication thereof by the Trustee, and shall bear interest on the principal amount thereof from the interest payment date next preceding the date thereof to which interest has been paid on the Bonds of the 2000 Series, or if the date thereof is prior to December 16, 1970 then from July 1, 1970, or if the date thereof be an interest payment date to which interest is being paid or a date between the record date for any such an interest payment date and such interest payment date, then from such interest payment date; provided, however, that if there shall be an existing default in the payment of interest on Bonds of the 2000 Series then, unless moneys sufficient for the payment of interest on the next interest payment date shall have been deposited with the Trustee, Bonds authenticated between the record date and payment date shall bear interest from the next preceding date to which interest has been paid on the Bonds of the 2000 Series, or. if no interest has been paid, from July 1, 1970.

Notwithstanding any provision in the Indenture to the contrary, the person in whose name any Bond of the 2000 Series is registered at the close of business on any record date (as hereinbelow defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond of the 2000 Series upon any transfer or exchange thereof (including any exchange effected as an incident to a partial redemption thereof) subsequent to the record date and prior to such interest payment date, except that, if and to the extent that the Company shall default in the payment of the interest due on such interest payment date, then the registered holders of Bonds of the 2000 Series on such record date shall have no further right to or claim in respect of such defaulted interest as such registered holders on such record date, and the persons entitled to receive payment of any defaulted interest thereafter payable or paid on any Bonds of the 2000 Series shall be the registered holders of such Bonds of the 2000 Series on the record date for payment of such defaulted interest. The term “record date” as used in this Section 1.01, and in the form of the Bonds of the 2000 Series, with respect to any interest payment date applicable to the Bonds of the 2000 Series, shall mean the close of business on the December 15 next preceding a January 1 interest payment date or the June 15 next preceding a July 1 interest payment date, as the case may be (or the preceding business day if a holiday or other day on which the office of the Trustee is closed), or such record date established for defaulted interest as hereinafter provided.

In case of failure by the Company to pay any interest when due the claim for such interest shall be deemed to have been transferred by transfer of any Bond of the 2000 Series registered on the books of the Company and the Company, by not less than 10 days written notice to bondholders, may fix a subsequent record date. not more than 30 days prior to the date fixed for the payment of such interest, for determination of holders entitled to payment of such interest. Such provision for establishment of a subsequent record date, however, shall in no way affect the rights of bondholders or of the Trustee consequent on any default.

As permitted by the provisions of Section 3.10 of the Indenture and upon payment at the option of the Company of a sum sufficient to reimburse it for any stamp tax or other governmental charge as provided in Section 3.11 of the Indenture, Bonds of the 2000 Series may be exchanged for other registered Bonds of the 2000 Series of different authorized denominations of like aggregate principal amount. Notwithstanding the provisions of Section 3.11 of the Indenture, no further sum, other than the sum sufficient to reimburse the Company for such stamp taxes or other governmental charges, shall be required to be paid upon any exchange of Bonds of the 2000 Series or upon any transfer thereof.

The Trustee hereunder shall, by virtue of its office as such Trustee, be the registrar and transfer agent of the Company for the purpose of registering and transferring Bonds of the 2000 Series. Notwithstanding any provision in the Indenture to the contrary, neither the Company nor the Trustee shall be required to make transfers or exchanges of Bonds of the 2000 Series for a period of fifteen days next preceding any designation of Bonds of the 2000 Series to be redeemed and neither the Company nor the Trustee shall be required to make transfers or exchanges of any bonds designated in whole for redemption or that part of any bond designated in part for redemption.

B. Form of Bonds of the 2000 Series. The Bonds of the 2000 Series, and the Trustee’s authentication certificate to be executed on the Bonds of said series, shall be in substantially the following forms, respectively:

[FORM OF FACE OF THE 2000 SERIES]

No. R	$

PUGET SOUND POWER & LIGHT COMPANY

Incorporated under the Laws of the State of Washington

FIRST MORTGAGE BOND, 9 1/2 % SERIES DUE 2000

DUE JULY 1, 2000

PUGET SOUND POWER & LIGHT COMPANY, a corporation organized and existing under the laws of Washington (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to                                          or registered assigns, the sum of                      Dollars on July 1, 2000, or earlier as hereinafter provided, and to pay interest hereon from the interest payment date next preceding the date hereof to which interest has been paid on the bonds of this series, or if the date hereof is prior to December 16, 1970 then from July 1, 1970, or if the date hereof is an interest payment date to which interest is being paid or a date between the record date for any such an interest payment date and such interest payment date, then from such interest payment date, at the rate per annum specified in the title of this bond, payable semi-annually on the first days of January and July in each year until payment of the principal hereof; provided, however, that if there shall be an existing default in the payment of interest on bonds of this series then, unless moneys sufficient for the payment of interest on the next interest payment date shall have been deposited with the Trustee, bonds authenticated between the record date and payment date shall bear interest from the next preceding date to which interest has been paid on the bonds of this series, or if no interest has been paid, from July 1, 1970.

The interest so payable upon any January 1 or July 1 will, subject to certain exceptions described on the reverse hereof, be paid to the person in whose name this bond is registered at the close of business on the December 15 preceding such January 1 or the June 15 preceding such July 1, as the case may be (or the preceding business day if a holiday or other day on which the office of the Trustee is closed).

Both principal and interest of this bond (and premium, if any) are to be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the principal corporate trust office of Old Colony Trust Company, Boston, Massachusetts, or of its successor in trust, except that, in case of the redemption as a whole at any time of the bonds of this series then outstanding, the Company may designate in the redemption notice other offices or agencies at, which, at the option of the holder, this bond may be surrendered for redemption and payment. Interest on this bond may be paid by check to the order of the person entitled to payment thereof, mailed to such person’s address as it appears on the registry books of the Company.

This bond shall not become obligatory for any purpose or be entitled to any security or benefit under said Indenture until the authentication certificate hereon shall have been signed by the Trustee.

The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, PUGET SOUND POWER & LIGHT COMPANY has caused these presents to be executed in its corporate name and behalf by the facsimile of the signature of its President or one of its Vice Presidents and by the facsimile of the signature of its Treasurer or an Assistant Treasurer or its

Secretary, thereunto duly authorized, and its corporate seal or a facsimile thereof to be hereto affixed.

PUGET SOUND POWER & LIGHT COMPANY,
Dated:

By
President

And by
Treasurer

[FORM OF REVERSE OF BOND OF THE 2000 SERIES]

PUGET SOUND POWER AND LIGHT COMPANY

FIRST MORTGAGE BOND, 9 1/2 % SERIES DUE 2000

DUE JULY 1, 2000

This bond is one of the bonds, of the above designated series, of an unlimited authorized amount of bonds of the Company known as First Mortgage Bonds, all issued or to be issued in one or more series under and secured by a First Mortgage dated as of June 2, 1924, executed and delivered by the Company to Old Colony Trust Company as Trustee, as supplemented and/or modified by indentures supplemental thereto, including particularly the Fortieth Supplemental Indenture, dated as of September 1, 1954, in Part II of which are set forth the revised provisions of said First Mortgage as theretofore and then supplemented and modified, and the Fifty-third Supplemental Indenture dated as of July 1, 1970, relating, among other things, to the bonds of the above designated series, and by all other instruments supplemental thereto (herein sometimes called the “Indenture”), reference to each and all of which is hereby made for a description of the property mortgaged and pledged as security for said bonds, the rights and remedies of the holder of this bond in regard thereto, and the terms and conditions upon which bonds may be issued.

The bonds of this series are issuable solely as registered bonds without coupons in denominations of $1,000 and any multiple of $1,000.

This bond is to be treated as negotiable, subject to the requirements for registration hereinbelow provided, and all persons are invited by the Company and the holder hereof for the time being to act accordingly. The principal and interest hereby secured will be paid without regard to any equities between the Company and the original or any intermediate holder hereof.

The bonds of this series are subject to redemption prior to maturity as a whole at any time or in part from time to time (a) at the option of the Company, upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Regular Redemption Price” (provided, however, that such right of Redemption prior to July 1, 1975 shall be limited as provided in the Fifty-third Supplemental Indenture), and (b) for the sinking and improvement fund for the bonds of this series, for the depreciation fund provided for in the Indenture and by the application of proceeds of certain property subject to the lien thereof as provided in the Indenture, upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Special Redemption Price”:

Twelve Months’ Period Beginning July 1	Regular Redemption Price %	Special Redemption Price %
1970	109.00	100.00
1971	108.69	100.00
1972	108.38	100.00
1973	108.07	100.00
1974	107.76	100.00
1975	107.45	100.00
1976	107.14	100.00
1977	106.83	100.00
1978	106.52	100.00
1979	106.21	100.00
1980	105.90	100.00
1981	105.59	100.00
1982	105.28	100.00
1983	104.97	100.00
1984	104.66	100.00
1985	104.35	100.00
1986	104.04	100.00
1987	103.73	100.00
1988	103.42	100.00
1989	103.11	100.00
1990	102.80	100.00
1991	102.49	100.00
1992	102.18	100.00
1993	101.87	100.00
1994	101.56	100.00
1995	101.25	100.00
1996	100.94	100.00
1997	100.63	100.00
1998	100.32	100.00
1999	100.00	100.00

together in any case with interest accrued thereon to the date fixed for redemption, upon prior notice given by first class mail, postage prepaid, as provided in the Fifty-third Supplemental Indenture to holders of record of each bond affected not less than thirty days nor more than ninety days prior to the redemption date and subject to all other conditions and provisions of the Indenture.

If this bond or any portion hereof ($1,000 or any multiple thereof) is duly designated for redemption, if payment of the principal hereof or of such portion, together with accrued interest, and premium, if any, is irrevocably provided for, and if notice of such redemption shall have been duly given, this bond or such portion shall cease to be entitled to the lien of the Indenture from and after the date such payment is irrevocably so provided for and shall cease to bear interest from and after the date fixed for redemption.

In the event of the selection for redemption of a portion only of the principal of this bond, payment of the redemption price will be made at the option of the registered owner, either (a) upon presentation of this bond for notation hereon of such payment of the portion of the principal of this bond so called for redemption, or (b) upon surrender of this bond in exchange for a bond or bonds (of authorized denominations of the same series) for the unredeemed balance of the principal amount of this bond. In the event of the redemption of this bond in whole, payment of the redemption price will be made only upon surrender of this bond.

The Indenture provides that (1) the Company and the Trustee, with the consent of the holders of not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding (determined as provided in the Indenture) including, if more than one series of bonds shall be at the time outstanding, not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding of each series affected, may effect, by an indenture supplemental to the Indenture, further modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds and coupons; provided, however, that no such modification or alteration shall be made without the consent of the registered owner hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof or reduce any premium payable on the redemption hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or alter the equal and proportionate security afforded by the lien of the Indenture for the bonds issued thereunder, or (c) reduce the number or percentage of the principal amount of the bonds upon the consent of the holders of which modifications or alterations may be made as aforesaid or defaults may be waived and (2) the holders of like percentages of the principal amount of the bonds outstanding and of each series thereof may waive certain uncured past defaults and the consequences thereof.

In certain events of default, the principal of this bond may be declared due and payable before maturity as provided in said Indenture.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney, on books of the Company kept for the purpose, at the principal corporate trust office of the Trustee upon surrender of this bond for cancellation and upon payment, if the Company shall so require, of a sum sufficient to reimburse the Company for any stamp tax or other governmental charge incident thereto, and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.

The registered owner of this bond at his option may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of registered bonds of the same series but of other authorized denominations, upon payment, if the Company shall so require, of a sum sufficient to reimburse the Company for any stamp tax or other governmental charge incident thereto and subject to the terms and conditions set forth in said Indenture.

Neither the Company nor the Trustee shall be required to make transfers or exchanges of bonds of this series for a period of fifteen days next preceding any designation of bonds of said series to be redeemed, and neither the Company nor the Trustee shall be required to make transfers or exchanges of any bonds designated in whole for redemption or that part of any bond designated in part for redemption.

The Fifty-third Supplemental Indenture provides that in the event of any default in payment of the interest due on any interest payment date, such interest shall not be payable to the holder of the bond on the original record date but shall be paid to the registered holder of such bond on the subsequent record date established for payment of such defaulted interest.

It is a part of the contract herein contained that each holder hereof waives all right of recourse to any personal, statutory or other liability of any promoter, stockholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation for the collection of any indebtedness hereunder as more fully provided in said Indenture.

[FORM OF ASSIGNMENT]

For value received the undersigned hereby sells, assigns, and transfers

Please Insert Social Security or Other Identifying Number of Assignee

unto		the within bond,

and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said bond on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within bond in every particular, without alteration or enlargement or any change whatever.

[Form of Trustee’s Authentication Certificate]

This is one of the bonds, of the series designated therein, described in the within mentioned Indenture.

OLD COLONY TRUST COMPANY,
Trustee,

By
Authorized Officer

SECTION 1.02 Redemption Provisions for Bonds of the 2000 Series. The Bonds of the 2000 Series shall be subject to redemption prior to maturity as a whole at any time or in part from time to time,

(a) at the option of the Company, upon payment of the applicable percentage of the called principal amount thereof set forth under the heading “Regular Redemption Price” in the tabulation in the form of the Bonds of the 2000 Series set forth in Section 1.01 hereof; provided, however, that no redemption shall be made prior to July 1, 1975, directly or indirectly as a part of, or in anticipation of, any refunding operation involving the incurring of indebtedness by the Company if such indebtedness has an effective interest cost to the Company (calculated after adjustment, in accordance with generally accepted financial practice, for any premium received or discount granted in connection with the indebtedness being incurred in such refunding operation) of less than the effective interest cost to the Company of the Bonds of the 2000 Series; or

(b) upon payment of the applicable percentage of the called principal amount thereof set forth under the heading “Special Redemption Price” in the tabulation in the form of the Bonds of the 2000 Series set forth in Section 1.01 hereof

(i) through the application of cash deposited with the Trustee for the sinking and improvement fund for the Bonds of said series provided for in Section 1.03 hereof, or

(ii) for use as a basis for credit, as provided in said Section 1.03, against the sinking and improvement fund payment for the Bonds of said series due not more than 12 months subsequent to the date fixed for such redemption, or

(iii) through the application of cash deposited with the Trustee for the depreciation fund provided for in Section 1.04 hereof, or

(iv) through the application of any trust moneys representing the proceeds of property taken, recaptured or sold in any transaction to which the provisions of Section 7.04 of the Indenture are applicable, together in any case with interest accrued thereon to the date fixed for redemption, upon not less than thirty days nor more than ninety days notice given by first class mail, postage prepaid, to the holder of record at the date of such notice of each Bond of the 2000 Series affected, at his address as shown on the Bond register. Such notice shall be sufficiently given if deposited in the United States mail within such period. Neither the failure to mail such notice, nor any defect in any notice so mailed to any holder, shall affect the sufficiency of such notice with respect to other holders. The foregoing provision with respect to notice shall be subject to all other conditions and provision of the Indenture not inconsistent herewith.

SECTION 1.03. Sinking and Improvement Fund for Bonds of the 2000 Series. As a sinking and improvement fund for the benefit of the holders of the Bonds of the 2000 Series, the Company covenants that it will, subject to the provisions in this Section hereinafter set forth, annually on or before June 30 in each year, beginning with 1972 and continuing to and including June 30, 1999, pay to the Trustee in cash an amount equal to the excess, if any, over the sum of the credits shown by the annual certificate hereinafter in this Section provided for, of an amount equal to the lowest multiple of $1,000 which equals or exceeds 1% of the aggregate principal amount of Bonds of the 2000 Series outstanding on the May 1 next preceding such June 30.

The payments and the dates upon which payments are required for the sinking and improvement fund as above provided are in this Section 1.03 and in the annual certificate hereinafter provided for referred to as “sinking and improvement fund payments” and “sinking and improvement fund payment dates”, respectively.

The Company shall file with the Trustee at least 45 days preceding any sinking and improvement fund payment date an officers’ certificate (herein referred to as an “annual sinking and improvement fund certificate”), substantially in the following form:

“PUGET SOUND POWER & LIGHT COMPANY

FIRST MORTGAGE DATED AS OF JUNE 2, 1924

AS SUPPLEMENTED AND MODIFIED

ANNUAL SINKING AND IMPROVEMENT FUND CERTIFICATE

(Bonds of the 2000 Series)

The undersigned, one of whom is an accountant, in compliance with the provisions for a sinking and improvement fund contained in Section 1.03 of the Fifty-third Supplemental Indenture to the above mentioned Mortgage, do hereby certify as follows:

1.	The amount of the sinking and improvement fund payment due on June 30, 19 (here there should be specified the June 30 next succeeding the date of filing of the certificate) computed as provided in Section 1.03 of said Supplemental Indenture (but before deduction of credits) is	$

2.	The credits, if any, which the Company elects to take against said sinking and improvement fund payment are as follows:
	(i) Bonds of the 2000 Series delivered or to be delivered to the Trustee concurrently herewith, or not later than the- date specified in Item 1 above, of a principal amount equal to	$
(Here specify Bonds delivered or to be delivered.)

(ii) Bonds of the 2000 Series (or Bond credits therefor) which have been redeemed not more than 12 months preceding the date specified in Item 1 above, at the Special Redemption Price provided for in, and pursuant to the provisions of, subparagraph (ii) of Clause (b) of Section 1.02 of the Fifty-third Supplemental Indenture, of a principal amount equal to

$
(Here specify Bonds redeemed or Bond credits therefor.)

(iii) Bonds of the 2000 Series (or Bonds credits therefor) redeemed at any time prior to the date specified in Item 1 above at the Regular Redemption Price provided for in Clause (a) of Section 1.02 of the Fifty-third Supplemental Indenture, of a principal amount equal to

$
(Here specify Bonds redeemed or Bond credits therefor.)

	(iv) Unfunded net additions shown by net property additions applications heretofore or concurrently herewith filed with the Trustee, equal to $ _______, to the extent of 60% of said amount, i.e.	$
	Total credits pursuant to Item 2	$

3.	(To be included only if credit is taken pursuant to Clause (i) of Item 2.) All Bonds delivered or to be delivered to the Trustee as stated in Clause (i) of Item 2 above have been bona fide issued and delivered to persons other than affiliates of the Company, and have been reacquired by the Company.

4.	(This statement need be included only if credit is taken pursuant to Item 2.) None of the Bonds or Bond credits which are made the basis of a credit pursuant to Clauses (i), (ii) and (iii) of Item 2 above has been funded, and no net additions made the basis of a credit pursuant to Clause (iv) of Item 2 above have been funded, or, if funded, they have become unfunded pursuant to the provisions of the last two paragraphs of Section 1.35 of the Fortieth Supplemental Indenture, or (in the case of Bonds or Bond credits) such Bonds or Bond credits have been reinstated as provided in Section Four of Article II of Part I of said Fortieth Supplemental Indenture, or in Section 2.03 of said Fortieth Supplemental Indenture.

5.	The balance, if any, of the above-mentioned sinking and improvement fund payment to be paid by the Company in cash, namely, the amount set forth in Item 1 hereof, minus the total credits set forth in Item 2 hereof, is	$

[Here insert statements as to compliance with conditions precedent as required by Section 2.04 of the Fortieth Supplemental Indenture.]

Dated:

President

Treasurer of PUGET SOUND POWER & LIGHT COMPANY”

All Bonds of the 2000 Series delivered to the Trustee and credited against any sinking and improvement fund payment and all Bonds of the 2000 Series redeemed by operation of the sinking and improvement fund or the redemption of which has been made the basis of a credit against any sinking and improvement fund payment or Bond credits therefor, and all net additions made the basis of a credit against any sinking and improvement fund payment, shall be deemed to be thereupon funded, but only so long as any Bonds of the 2000 Series are outstanding. All Bonds of the 2000 Series so delivered or redeemed shall, if not previously cancelled, be forthwith cancelled by the Trustee.

Forthwith after the filing of the annual sinking and improvement fund certificate preceding each sinking and improvement fund payment date on which the Company will, as shown by said certificate, be required to make to the Trustee a payment in cash for the sinking and improvement fund, the Trustee shall proceed to select for redemption, in the manner provided in .Article Ten of the Indenture, a principal amount of Bonds of the 2000 Series equal to the amount of such cash payment and, in the name of the Company, shall give notice as required by the provisions of Section 1.02 hereof and Article Ten of the Indenture of the redemption for the sinking and improvement fund, at the principal amount thereof, on the then next ensuing July 1, of the Bonds so selected. On or before the sinking and improvement fund payment date next preceding such July 1, the Company shall pay to the Trustee the cash payment required by this Section, plus the amount of all interest accrued, if any, and premium, if any, payable, on Bonds of the 2000 Series to be redeemed by the application of such cash payment, and the money so paid shall be applied by the Trustee to the redemption of such Bonds. The Company shall also deliver to the Trustee with the filing of any annual sinking and improvement fund certificate, or not later than the next succeeding sinking and improvement fund payment date, any Bonds of the 2000 Series specified in said Clause (i) of Item 2 in such Certificate.

All cash paid to the Trustee pursuant to the provisions of this Section shall be held by the Trustee as security for the payment of the called Bonds of the 2000 Series until applied as herein provided.

The Company, upon request of the Trustee from time to time, will pay to the Trustee an amount equal to the cost of giving notice of redemption of Bonds of the 2000 Series for such fund and any other expense of operation of such fund, the intention being that such fund shall not be charged for such expenses.

SECTION 1.04. Depreciation Fund. Notwithstanding the provisions of Section Six of Article II of Part I of the Fortieth Supplemental Indenture, the Company hereby covenants that, so long as any of the Bonds of the 2000 Series shall remain outstanding, (a) the covenants made by the Company in. Section Four of Article Ii of Part I of the Fortieth Supplemental Indenture shall continue in full force and effect and (b) Bonds delivered, redeemed or purchased pursuant to said Section Four and any amount of unfunded Bond credits used as a credit in Item 7 of any depreciation fund certificate shall be deemed to be funded, unless and until the same shall have been reinstated as provided in said Section Four or in Section 2.03 of the Indenture.

SECTION 1.05. Restriction on Payment of Dividends on Common Stock. Notwithstanding the provisions of Section 1.08 of the Forty-fourth Supplemental Indenture, the Company hereby covenants that the covenants made by the Company in Section 1.05 of the Forty-fourth Supplemental Indenture shall continue in full force and effect so long as any of the Bonds of the 2000 Series shall remain outstanding.

SECTION 1.06. Minimum Provision for. Depreciation. The Company hereby covenants that the term “minimum provision for depreciation” shall have the meaning specified in Section 1.32 of the Indenture so long as any of the Bonds of the 2000 Series shall remain outstanding.

SECTION 1.07. Duration of Effectiveness of Article One. This Article shall be in force and effect only so long as any of the Bonds of the 2000 Series are outstanding.

ARTICLE TWO

Principal Amount Presently To Be Outstanding.

SECTION 2.01. The total aggregate principal amount of First Mortgage Bonds of the Company issued and outstanding and presently to be issued and outstanding under the provisions of and secured by the Indenture, will be Two Hundred Fifteen Million Dollars ($215,000,000), namely, Twenty-five

Million Dollars ($25,000,000) principal amount of First Mortgage Bonds, 3 1/2 % Series due 1984, Thirty Million Dollars ($30,000,000) principal amount of First Mortgage Bonds, 4 1/8  % Series due 1988, Fifteen Million Dollars ($15,000,000) principal amount of First Mortgage Bonds, 4 5/8 % Series due 1991, Forty Million Dollars ($40,000,000) principal amount of First Mortgage Bonds, 4 5/8 % Series due 1993, Fifteen Million Dollars ($15,000,000) principal amount of First Mortgage Bonds, 4 3/4 % Series due 1994, Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 5 1/4 % Series due 1996, Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 6 5/8 % Series due 1997 and Twenty Million Dollars ($20,000,000) principal amount of First Mortgage Bonds, 7  1/2% Series due 1999 now issued and outstanding and Thirty Million Dollars ($30,000,000) principal amount of First Mortgage Bonds, 9 1/2 % Series due 2000 to be authenticated and delivered pursuant to Section 2.02 of this Fifty-third Supplemental Indenture. Additional Bonds of the 1984 Series, the 1988 Series, the 1991 Series, the 1993 Series, the 1994 Series, the 1996 Series, the 1997 Series, the 1999 Series, the 2000 Series and of any other series established after the execution and delivery of this Fifty-third Supplemental Indenture may from time to time be authenticated, delivered and issued pursuant to the terms of the Indenture and indentures supplemental thereto.

SECTION 2.02. Bonds of the 2000 Series in the aggregate principal amount of Thirty Million Dollars ($30,000,000) may forthwith, upon the execution and delivery of this Fifty-third Supplemental Indenture, or from time to time thereafter, and upon compliance by the Company with the provisions of Article Five of the Indenture, be executed by the Company and delivered to the Trustee and shall thereupon be authenticated and delivered by the Trustee to or upon the written order of the Company.

ARTICLE THREE

Miscellaneous.

SECTION 3.01. This Fifty-third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Bonds of the 2000 Series to the same extent as if specifically set forth herein. All terms used in this Fifty-third Supplemental Indenture shall be taken to have the same meaning as in the Indenture, except in cases where the context herein clearly indicates otherwise.

SECTION 3.02. All recitals in this Fifty-third Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

SECTION 3.03. The Company covenants that it is lawfully seized and possessed of all the trust estate at the date of the execution of this Fifty-third Supplemental Indenture except as in the Indenture otherwise stated or permitted; that on said date the trust estate is free and clear from all liens and encumbrances other than permitted encumbrances, except as in the Indenture otherwise stated or permitted; that the Company will warrant and forever defend the trust estate and the title thereto to the Trustee against the claims of all persons whomsoever except as in the Indenture otherwise stated or permitted; that it will maintain and preserve the lien of the Indenture, as a first mortgage lien, except as in the Indenture otherwise stated or permitted, so long as any of the Bonds issued under the Indenture are outstanding; and that it has good right and lawful authority to subject said property to the lien of the Indenture, as provided in and by the Indenture.

SECTION 3.04. This Fifty-third Supplemental Indenture may be executed in several counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

SECTION 3.05. Although this Fifty-third Supplemental Indenture is dated for convenience and for the purpose of reference as of July 1, 1970, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

IN WITNESS WHEREOF, PUGET SOUND POWER & LIGHT COMPANY has caused this Fifty-third Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents or its Treasurer and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries, and Old Colony Trust Company in token of its acceptance of the trust hereby created has caused this Fifty-third Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries, all on July 17 and July 20, 1970, but as of the day and year first above written.

PUGET SOUND POWER & LIGHT COMPANY

	By	/S/ J.H. KING
Vice President.
Attest:
CORPORATE SEAL

/S/ C.B. SCHOEGGL
Secretary.

OLD COLONY TRUST COMPANY

	By	/S/ W.K. WEIDMAN
Vice President.
Attest:
CORPORATE SEAL

/S/ C.C. BUTLER
Assistant Secretary.

STATE OF WASHINGTON COUNTY OF KING	}	ss.:

J. H. KING and C. B. SCHOEGGL, being duly sworn each for himself on oath deposes and says that he, the said J. H. King, is and at the time of the execution of the foregoing Supplemental Indenture was a Vice President of PUGET SOUND POWER & LIGHT COMPANY, a corporation and the mortgagor therein named, and the same person who as such Vice President executed said Supplemental Indenture in behalf of said corporation; and that he, the said C. B. SCHOEGGL, is and at the time of the execution of said Supplemental Indenture was a Secretary of said corporation, the said mortgagor, and the same person who as such Secretary attested such Supplemental Indenture on behalf of said corporation; and that the said Supplemental Indenture is made in good faith and without any design to hinder, delay or defraud creditors or any creditor of said corporation.

/s/ J.H. King	/s/ C.B. Schoeggl

Subscribed and sworn to before me this 20th day of July, 1970.

/s/ W.K. Tope
W. K. Tope
Notary Public in and for the Sate of Washington. Residing at Bellevue.

NOTORIAL SEAL

STATE OF WASHINGTON COUNTY OF KING	}	ss.:

On this 20th day of July, 1970, before me personally appeared J. H. KING and C. B. SCHOEGGL to me known to be a Vice President and the Secretary, respectively, of PUGET SOUND POWER & LIGHT COMPANY, one of the corporations that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute and attest said instrument, and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ W.K. Tope
W. K. Tope
Notary Public in and for the Sate of Washington. Residing at Bellevue.

NOTORIAL SEAL

COMMONWEALTH OF MASSACHUSETTS, COUNTY OF SUFFOLK,	}	ss.:

On this 17th day of July, A. D., 1970, (i) personally appeared before me, a Notary Public in and for the County of Suffolk,
W. K. WEIDMAN, known to me to be a Vice President of Old Colony Trust Company, one of the corporations that executed the foregoing instrument, and upon oath did depose that he is the officer of said corporation as above designated, that he is acquainted with the seal of said corporation, and that the said seal affixed to said instrument is the corporate seal of said corporation; that the signatures to said instrument were made by the officers of said corporation as indicated after said signatures, and that the corporation executed the said instrument freely and voluntarily and for the purposes and uses therein named; and (ii) also before me appeared C. C. BUTLER and the same W. K. WEIDMAN, to me personally known, who being by me duly sworn did say that they are an Assistant Secretary and a Vice President, respectively, of Old Colony Trust Company, and that the seal affixed to the foregoing instrument is the corporate seal of said Bank, and that the foregoing instrument was signed and sealed by them on behalf of said Bank by authority of its Board of Directors, and the said W. K. WEIDMAN and C. C. BUTLER, acknowledged said instrument to be the free act and deed of said Bank.

/s/ Frank C. Goodwin
FRANK C. GOODWIN, NOTARY PUBLIC. My commission expires March 19, 1976.

(NOTARIAL SEAL)

TO COUNTY AUDITOR:

This instrument is a mixed real and chattel mortgage. Record and index as a real estate mortgage.

TO SECRETARY OF STATE:

This instrument is a mixed real and chattel mortgage. File and index pursuant to RCW 62A.9-302 (5).

OLD COLONY TRUST COMPANY, TRUSTEE

/s/ C.C. Butler
Assistant Secretary